UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): January 30, 2016

ASIA PACIFIC BOILER CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	333-176312	N/A
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

Unit 10 & 11, 26th Floor, Lippo Centre, Tower 2, 89 Queensway Admiralty, Hong Kong
(Address of principal executive offices)

+852-3875-3362
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see  General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02, Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Item 8.01 Other Events.

Appointment of Director

Effective February 02, 2016 Mr. Xi Xing Ma was appointed as a director of our board of directors.

Since 2000, Xi Xing Ma has served as President, Director, and General Manager of Hohhot Devotion Boiler General Company Private Limited, known as Devotion Boiler. Devotion Boiler is a PRC company with approximately 300 employees engaged in the manufacture and sale of industrial boilers, and in real estate development in the Hohhot region of Inner Mongolia, China. It is the largest manufacturer of boilers in Inner Mongolia. Mr. Ma has over four decades of industry experience, having begun his career as a technician in 1971, and subsequently progressed through various leadership, sales, and senior management positions with Devotion Boiler and its predecessor companies. He holds a Bachelor’s degree in Mechanical Engineering from China Broadcast and Television University. He is 65 years of age. Mr. Ma joins John Gong and Yang Chin Leong on the board, increasing the number of directors sitting on our board to three. There are no family relationships among Messrs. Ma, Gong, and Leong.

Status of Joint Venture Acquisition of Hohhot Devotion Boiler

On May 22, 2014, our wholly owned subsidiary Million Place Investments Ltd. (“Million Place”) entered into a Joint Venture Contract with Inner Mongolia Yulong Pump Production Company Ltd (now known as Inner Mongolia Asia Pacific Boiler Company Ltd or “IMAPBC”) pursuant to which the companies intend to jointly engage in the manufacture of industrial boilers, the provision of consultancy services for the design of boiler systems, the manufacture of industrial water pumps and accessories, and the acquisition and development of real estate. Pursuant to the Joint Venture Contract, Million Place is solely responsible for all operations and management of the joint venture and has exclusive authority to approve agreements on behalf of the joint venture. Million Place will in turn receive compensation for services it provides to the joint venture and shall be entitled to a 49% share of profit generated by the joint venture.

On February 1, 2014 our joint venture partner IMAPBC entered into a Warrant Deed Agreement to acquire 100% equity ownership of Devotion Boiler. The Warranty Deed Agreement was subsequently assigned to our joint venture with IMAPBC. Together with our joint venture, Devotion Boiler is seeking to build a new state of the art boiler manufacturing plant with a planned budget of approximately USD$250 million. Concurrently, the parties seek to rezone and develop Devotion Boiler’s existing industrial lands for commercial use.

As at the date of this report, the acquisition of Devotion Boiler by our joint venture with IMAPBC remains incomplete and the planned development and construction projects have not commenced. The Warranty Deed Agreement, which had been extended through December 31, 2015, has not been formally renewed, and there is no guarantee that the planned transaction will be completed.  Further, there is no guarantee that our joint venture will secure sufficient financing to execute the planned projects. However, as at the date of this report, IMAPBC and our company continue to pursue the acquisition of Devotion Boiler and the planned construction project.

On January 30, 2016, we received a Letter of Undertaking pursuant to which Devotion Boiler confirmed its intention complete the transfer of all equity in Devotion Boiler to our joint venture by June 30, 2016. Although the Letter of Undertaking indicates the renewed commitment of Devotion Boiler to the planned transaction with our joint venture, the undertaking does not create any financial obligation, and does not guarantee the acquisition of Devotion Boiler by our joint venture.

The foregoing description of our Letter of Undertaking is only a summary and is qualified entirely by the full text of the news release incorporated into this report as exhibit 99.1

Item 9.01 Financial Statements and Exhibits

99.1	Letter of Undertaking of Hohhot Devotion Boiler

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 11, 2016	ASIA PACIFIC BOILER CORPORATION

	By:	/s/ Yang Chin Leong
Yang Chin Leong (Simon Yang) Chief Financial Officer, Treasurer, Director

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